EXHIBIT 10.43

                                October 22, 2001



Via email jfesta@eglholdings.com
--------------------------------

Mr. John R. Festa
1255 Mt. Paran Road
Atlanta, Georgia 30327

Dear John:

     Based upon our conversations, I am very pleased to offer you the position of President and Chief Executive Officer of CareCentric, Inc. (CURA: Nasdaq Small Cap). As you know, this position reports directly to the Board of Directors, John E. Reed, Chairman. Upon your written acceptance of this offer, I will resign as President and CEO, and become Vice Chairman, an officer position responsible for working with the President to set the course for product and business development strategy. I am personally pleased that a person of your experience and ability is interested in joining the CareCentric team, and I look forward to working with you to achieve success in the home health IT marketplace.

     Enclosed are the business goals for the position of President and CEO of CareCentric, Inc. and the compensation package which we have discussed. The documents, forms and agreements necessary to implement the compensation package will be forthcoming upon your written acceptance. We understand that you intend to begin the transition from your present responsibilities to CareCentric on October 30, 2001 and be effectively full time approximately November 12, 2001. Officers and directors are protected under an indemnification agreement (to be presented for signature upon written acceptance) and a D & O policy. At its meeting scheduled for November 28, 2001, the Board will consider the creation of an ex officio seat on the Board for you as CEO of the Company.

GOALS
-----

     Financial and Cash Flow:

1. Achieve positive and growing cash flow for the business. Continue to remove the trappings of a big, inflexible company to create a smaller, growing company. Organize FTE's currently at each of three operational centers to achieve efficient operations based on strategic direction developed with the Board.

2. Maximize all revenue opportunities with the customer base and home health market. Efficiently organize and deploy sales force. Work with CFO, controller and operational managers to improve financial procedures and reporting.

     Performance Milestones:

1. Keep present base of customers satisfied through superior customer service (continued expansion and improvement of Real Time Support), implementation and training (roll out and development of Total Customer Management process) and product vision (refinement and application of Project Unify to total development process).

2. Re-examine marketing programs to rifle-shoot immediately achievable goals while maintaining minimal market presence.

3. Study, develop, implement and execute an approach to Smart ClipBoard support activities, sales strategy and product improvement and development to maximize value while preserving capital.

4. Create, implement and execute a plan for next generation HHA and HME products through internal development, partnering or acquisition. Product should address both sales to new customers and reasonable migration opportunity for current HME and HHA customers. Use available cash flow to fund this program initially and look for additional funds to accelerate once direction, process and scope are proven.

COMPENSATION
------------

BASE SALARY: $200,000 computed on an annual basis. Annually the Board will consider an increase to the Base Salary based upon the profitability of the Company and performance.

ANNUAL BONUS: First year: Up to 50% of Base salary. Assuming continued employment, Second year: Up to 65% of Base Salary:

     a) 50% of bonus opportunity related to meeting financial and cash flow goals to be defined in writing setting forth with more specificity the goals set forth above for the period ending December 31, 2002 or any subsequent period by mutual agreement of you and the Compensation Committee of the Board before December 15, 2001.

     b) 50% of bonus opportunity related to performance milestone goals to be defined in writing setting forth with more specificity the goals set forth above for the period ending December 31, 2002 or any subsequent period by mutual agreement of you and the Compensation Committee of the Board before December 15, 2001.

     For each component, a minimum of 75% performance is required to trigger eligibility, based on the assessment of the Board.


STOCK GRANT: Pursuant to a written stock purchase agreement, a grant of 210,000 shares of Series E Convertible Preferred Stock at the closing price on the date of your written acceptance. The shares are convertible into Common Stock one for one and bear a 3.5% non-cumulative coupon. Half of the shares (105,000) vest over three years; the other half are forfeitable for failure of performance pro rata over each of three years. Conversion to Common can occur after vesting or forfeiture date passes. All shares will vest upon sale of the business and have a priority at sale of the business behind JE Reed's and BC O'Donnell's secured notes, on a par with JE Reed's Series D and before Mestek's Series B & C. The Series E shares have a liquidation priority behind all other secured notes and preferred shares. The Series E shares are restricted stock subject to Rule 144. You shall have registration rights in the shares that piggyback any registration right of JE Reed and/or Mestek. Any personal income taxes, including FICA taxes, realized upon the grant of the Series E shares will be loaned to you by the Company as evidenced by a promissory note and secured by future bonuses. There will be an anti-dilution clause for the first instance of new equity (other than the grant of stock options under the existing Omnibus Plan) resulting in dilution up to the first $6.0 million of equity infusion. All of the foregoing terms and conditions will be set forth in a stock agreement accompanying a Certificate of Designations, Preferences and Rights of Series E Preferred Stock of CareCentric, Inc. to be authorized and approved by the Board.

STOCK RIGHTS: Right to participate in offerings of new equity not involving a change of control. This right shall include a pre-emptive right to 3% of the new equity.

SALE OF BUSINESS SUCCESS FEE: Fee based on the Net Value received by the shareholders for the Sale of the Company during the period you are CEO and for a period of nine months thereafter, on the following formula:

5.0% on the first $50.0 million after $15.0, plus
2.5% on the next $50.0 million, plus
1.0% on amounts above $115.0 million.

For example, a sale price to the shareholders of $15 million yields no fee. A sale price to the shareholders of $65.0 million yields a fee of $2.5 million (.05 x 50,000,000). A sale price to the shareholders of $100.0 million yields a fee of $3.75 million (.05 x 50,000,000 + .025 x 50,000,000).

CHANGE OF CONTROL AND SEVERANCE: If you are terminated within 18 months after a Change of Control Transaction or if you are terminated Without Cause, the Company shall pay to you a severance benefit equal to 12 months of base salary payable at your base salary rate as of the date the severance event occurs plus your Company benefits (as described below) over such period. Severance payments shall be made in accordance with the Company's normal payroll practices, with appropriate deductions for state and federal taxes and FICA.

BENEFITS: You will be eligible for standard Company benefits and retirement programs as of November 1, 2001, plus payment of $306.00 per month for personal disability program and $700.00 per month as a car allowance. Modest executive perquisites such as professional fees, dues, subscriptions, Cherokee Town Club membership ($350.00 per month) and the like as they benefit the business will be paid. Vacation: up to 4 weeks balancing the needs of the business while maintaining focus and energy.

KEY EMPLOYEE INCENTIVES: The Board supports incentives to the key players on your team in the form of bonuses and/or stock options that are earned by financial and milestone performance set annually by you in close consultation with the Board.

ADDENDUM: Certain capitalized terms used in this offer letter are clarified in the Addendum hereto, which shall be deemed a part hereof.

     If you have any questions on the foregoing please contact me at your earliest convenience. If you have any questions on Company benefits, please feel free to contact Ana McGary. We look forward to your written acceptance and working together.

                               Very truly yours,

                               On behalf of the Compensation Committee


                               /s/ R. Bruce Dewey
                               R. Bruce Dewey,
                               President and CEO


Accepted this 30th day of October, 2001.


/s/ John R. Festa
------------------------
JOHN R. FESTA

Cc:   John E. Reed
      Dr. David O. Ellis
      Ana McGary
      Jeff Westerberg
      Sherman Cohen, Esq.

                            Addendum To Offer Letter

     "Change of Control Transaction" means (i) the acquisition of the Company by a non-affiliated third party pursuant to a merger, consolidation or business combination; (ii) the sale of all or a substantial part of the assets of the Company to a non-affiliated third party; (iii) the occurrence of a transaction pursuant to which any entity or person shall, alone or in combination with any affiliate (as defined in the Securities and Exchange Act of 1934 as amended and all regulations promulgated pursuant thereto, (the "Exchange Act")) become the beneficial owner (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange
Act) or fifty percent (50%) or more of any outstanding class of capital stock of the Company having ordinary voting power in the election of its directors; or
(iv) Mestek, Inc. and John E. Reed collectively shall cease to own capital stock of the Company with total voting power in the election of its directors of twenty-five percent (25%) or more.

     "Confidential   Information"  means  any  trade  secrets,  customer  lists, computer programs, drawings, designs, marketing or sales plans, management organization information (including data and other information relating to members of the Board or management), operating policies or manuals, business plans, financial records or other financial, commercial, business or technical information relating to the Company or any of its subsidiaries unless such Confidential Information has been previously disclosed to the public by the Company or is in the public domain (other than by reason of Employee's Termination With Cause).

     "Net Value" shall mean the full transaction value of any Sale of the Company including, without limitation, the total value of all cash, securities, other property and any contingent, earned or other consideration paid or payable, directly or indirectly, by an acquiring party to a selling party or to a participant in the transaction in connection with a Sale of the Company. "Net Value" shall not include the face value of any indebtedness to which the Sale of the Company is subject or to which the Company or its subsidiaries or affiliates (or portion thereof) to be sold remain obligated, or indebtedness that is assumed in connection therewith, the value of any consulting or employment agreements received by the principals of the Company in excess of the fair market value of the employment or consulting services provided by the principals, and the value of any payments to be received by the principals of the Company for entering into non-compete or similar agreements. The value of any securities (whether debt or equity) or other property or items of value shall be determined as follows: (1) the value of securities that are quoted on an established public market will be determined on the basis of the average of the last market closing price prior to the public announcement of the sale and the last market closing price prior to the closing of the sale; and (2) the value of securities that have no established public market, or if the consideration utilized consists of property other than securities, the value of such other property, shall be the fair market value thereof on the date of closing.

     "Sale of the Company" means any transaction or series or combination of transactions, other than in the ordinary course of trade or business, whereby, directly or indirectly, control of or an interest of greater than 35% in the Company or any of its assets, is transferred for consideration, including, without limitation, a sale or exchange of capital stock or assets, a merger or consolidation, a recapitalization, a tender or exchange offer, a leveraged buy-out, or any similar transaction.

     "Termination   With  Cause"  means  the   termination   of  the  employment
relationship of Mr. Festa ("Employee") with the Company, only for the following:

     (i) Theft or embezzlement by Employee with regard to property of the Company;

     (ii) Continued gross neglect by Employee in fulfilling his duties as President and Chief Executive Officer of the Company, after written notification from the Board of Directors of such gross neglect, setting forth in detail the matters involved and Employee's failure to cure the problem resulting in such gross neglect within thirty (30) days of receipt of notice by Employee by the Company;

     (iii) Death or permanent disability of Employee;

     (iv) Actual fraud or other material acts of dishonesty in conducting the Company's business or in the fulfillment by Employee of his assigned responsibilities, the destruction of any material amount of the Company's property willfully or through Employee's gross neglect;

     (v) in the reasonable judgment of the Board of Directors, the Employee has compromised trade secrets (as defined under Georgia law) of the Company or any of its subsidiaries or other Confidential Information; or

     (vi) A violation or other failure of Employee to perform in accordance with any material provision of any written agreement with the Company or to perform in accordance with the reasonable directives imposed upon him by the Board of Directors of the Company, if such violation or other failure is not cured within thirty (30) days of receipt of notice by Employee from the Company.

     "Termination Without Cause" means a termination by the Company of the employment relationship of Employee with the Company which is not a Termination With Cause or a voluntary termination.


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